SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 20, 2006
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Compensation Paid to Named Executive Officer
The Compensation Committee (the “Committee”) of United Bankshares, Inc. (the “Company”) met on March 20, 2006, to discuss compensation of James J. Consagra, Jr. Mr. Consagra, a named executive officer of the Company who had been reported in the 2005 proxy statement and who is expected to be a named executive officer in the 2006 proxy statement, was recently promoted to the positions of President and Chief Executive Officer of the Company’s Virginia banking subsidiary, United Bank. The Committee voted to increase Mr. Consagra’s 2006 base salary to $250,000 effective April 1, 2006. Due to Mr. Consagra’s increased responsibilities in his new positions, the Committee believed an increase in base salary was warranted.
Compensation Paid to United Bankshares Inc.’s Directors
At this meeting on March 20, 2006, the Committee also discussed compensation of the Board of Directors. The Committee recommended and the Board of Directors approved the following compensation to the non-management members of the Company’s Board of Directors effective May 15, 2006:
▪	Retainer of $700 per month regardless of meeting attendance.

▪	Fee of $1,100 for each scheduled Board meeting attended.

▪	Fee of $1,100 for each committee meeting attended or for each special meeting of the Board attended.

▪	Retainer of $1,100 per quarter for the Chairman of the Compensation Committee, Governance & Nominating Committee, and the Lead Director of the Independent Directors.

▪	Retainer of $1,100 per month for the Chairman of the Audit Committee.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: March 23, 2006	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and Chief Financial Officer